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                                                                    EXHIBIT 99.3

                              ARCH PETROLEUM INC.
                               777 TAYLOR STREET
                                  SUITE II-A
                            FORT WORTH, TEXAS 76102

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON AUGUST 14, 1998

TO THE STOCKHOLDERS OF ARCH PETROLEUM INC.:


  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Arch Petroleum Inc. ("Arch") will be held at the corporate offices of Arch at 777 Taylor Street, Suite II-A, Fort Worth, Texas on August 14, 1998, at 9:00 a.m., local time, to vote upon approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement"), which is described in and attached as Appendix A to the accompanying Proxy Statement/Prospectus, and the transactions contemplated thereby.

  Pursuant to the Merger Agreement, (a) a wholly owned subsidiary of Pogo Producing Company ("Pogo") will merge with and into Arch, (b) Arch will become a wholly owned subsidiary of Pogo and (c) each issued and outstanding share of Arch common stock and Arch preferred stock would be converted into a fraction of a share of Pogo common stock.


  Only Arch stockholders of record at the close of business on July 10, 1998 are entitled to notice of and to vote at the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for inspection by any Arch stockholder, for purposes germane to the Special Meeting, during normal business hours for a period of ten days prior to the Special Meeting at the principal executive office of Arch, 777 Taylor Street, Suite II-A, Fort Worth, Texas 76102.

  We hope you will be represented at the meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement/Prospectus.

                                          By order of the Board of Directors

                                          Randall W. Scroggins
                                          Secretary

Fort Worth, Texas
July 15, 1998